Exhibit 10.2

VACCITECH PLC

VACCITECH PLC SHARE AWARD PLAN 2021

Adopted by the Board of the Company on April 8, 2021

5 New Street Square | London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com

1.	Definitions and interpretation

1.1	In the Plan, unless the context otherwise requires:

“Act” means the Companies Act 2006;

“ADSs” means American Depositary Shares, representing Ordinary Shares on deposit with a U.S. banking institution selected by the Company and which are registered pursuant to a Form F-6;

“Award” means an Option, Restricted Share Unit, Share Appreciation Right, Restricted Share or Other Share-Based Award;

“Board” means the board of directors of the Company or a duly authorised committee of the Board (which includes the Committee) or a duly authorised person appointed by that board to carry out any of its functions under the Plan, in each case, for the time being, save that for the purposes of Rule 10 (Takeovers and other corporate events), it shall be the board of directors or any appointed committee thereof as constituted on the day prior to any person obtaining control of the Company;

“Committee” means the remuneration committee of the Board or, on and after the occurrence of a corporate event described in Rule 10 (Takeovers and other corporate events), the remuneration committee of the Board as constituted immediately before such event occurs;

“Company” means Vaccitech plc (registered in England and Wales with registered number 13282620);

“Control” means control within the meaning of section 1124 of the Corporation Tax Act 2010;

“Data Protection Legislation” means to the extent applicable, the General Data Protection Regulation 2016/679 (the EU GDPR), the UK General Data Protection Regulation (the UK GDPR) and the UK Data Protection Act 2018;

“Dealing Day” means any day on which NASDAQ is open for the transaction of business;

“Exercise Date” means the date on which an Award (or part of an Award), which is granted as an Option, is exercised;

“Exercise Price” means the amount (if any) payable on the exercise of an Option;

“Grant Date” means the date on which an Award is granted;

“Group Company” means:

(a)	a Participating Company or a body corporate which is the Company’s holding company (within the meaning of section 1159 of the Act) or a Subsidiary of the Company’s holding company;

(b)	a body corporate which is a subsidiary undertaking (within the meaning of section 1162 of the Act) of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; and

(c)	any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose, and the term “Group” shall be construed accordingly;

“Incentive Option” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the U.S. Code.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Market Value” means whichever of the following applies:

(a)	any actual price (including the closing price) or the average price at which transactions in Shares took place on NASDAQ on that day or, if no transactions in Shares took place on NASDAQ that day, on the immediately preceding day upon which transactions took place; or

(b)	If Market Value has to be determined in relation to any day on which Shares are not listed on NASDAQ or if the Board determines that it is inappropriate to use the value determined under (a), the Board shall determine it to its satisfaction in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992.

Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the U.S. Securities and Exchange Commission.

“Misconduct” means:

(a)	any circumstances justifying summary dismissal of a Participant from their office or employment with any Group Company including, but not limited to, dishonesty, fraud, misrepresentation, or breach of trust;

(b)	any material breach of a Participant’s terms and conditions of employment; and/or

(c)	any material violation of Company policy, rules or regulations.

“NASDAQ” means the NASDAQ Global Market;

“Nonqualified Option” means an Option that does not qualify as an Incentive Option.

“Option” means a conditional right to acquire shares which is granted as an option;

“Ordinary Shares” means fully paid ordinary shares in the capital of the Company;

“Other Share Based Awards” means awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares, subject to the terms and conditions set forth in an Award Agreement;

“Participant” means a person who holds an Award including their personal representatives;

“Participating Company” means the Company or any Subsidiary of the Company;

“Performance Condition” means a condition related to performance which is specified by the Board under Rule 3.1 (Terms of grant);

“Plan” means the Vaccitech plc Share Award Plan 2021 as amended from time to time;

“Plan Period” means the period starting on the date the Plan is adopted by the Board of the Company and ending on the day before the tenth anniversary of that date;

“Release Date” means the date on which an Award (or part of an Award), which is granted as a Restricted Share Unit, is released to a Participant in accordance with Rules 5.2(a) (Consequences of Vesting) and 7.1 (Delivery of shares or cash equivalent);

“Restricted Share” means a Share awarded to a Participant subject to certain vesting conditions and other restrictions;

“Restricted Share Unit” means a conditional right to acquire Shares granted under the Plan;

“Rule” means a rule of the Plan;

“Section 409A” means Section 409A of the U.S. Code and the regulations and other guidance promulgated thereunder.

“Share” means an Ordinary Share or the number of ADSs equal to an Ordinary Share.

“Share Appreciation Right” means a conditional right to receive from the Company upon exercise of the exercisable portion of the Share Appreciation Right an amount determined by multiplying the excess, if any, of the Market Value of one Share on the date of exercise over the exercise price per Share of the Share Appreciation Right by the number of Shares with respect to which the Share Appreciation Right is exercised.

“Subsidiary” means a body corporate which is a subsidiary within the meaning of section 1159 of the Act;

“Tax Liability” means any amount of tax or social security contributions (including, if specified on the Grant Date, UK employer’s National Insurance Contributions) for which a Participant would or may be liable and for which any Group Company or former Group Company would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority, together with any related fines, penalties and interest thereon;

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the U.S. Code) more than 10 percent of the combined voting power of all classes of Share of the Company or any parent or subsidiary corporation.

“Treasury Shares” means Shares purchased by the Company in accordance with sections 724-732 of the Companies Act 2006 and held in treasury;

“U.S. Code” means the United States Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations;

“U.S. Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“U.S. Participant” means any Participant subject to U.S. income tax;

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Vest/Vesting/Vesting Date” means a Participant accruing a right to acquire all or a proportion of the Shares subject to an Award in accordance with Rules 5 (Vesting of awards), 9 (Ceasing employment) or 10 (Takeovers and other corporate events);

“Vested Shares” means those Shares in respect of which an Award (or part of an Award) has vested in accordance with Rule 5 and Unvested Shares shall be construed accordingly;

“Vesting Condition” means a condition specified by the Board under Rule 3.1 (Terms of grant) on or prior to the Grant Date which must be satisfied in order for the Award (or part of the Award) to Vest, and which may be a Performance Condition.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Expressions in italics and headings are for guidance only and do not form part of the Plan.

1.4	When the context permits, the singular includes the plural and vice versa and the masculine includes the feminine and vice versa.

1.5	In the event of a change of name of the Company references to “Vaccitech plc” shall thereafter be read as reference to the new name of the Company following such change of name.

2.	Eligibility

An individual is eligible to be granted an Award only if they are an employee (including an executive director) of a Participating Company.

3.	Grant of awards

3.1	Terms of grant

Subject to Rule 3.4 (Timing of grant), Rule 3.5 (Approvals and consents) and Rule 4 (Limits), the Board may resolve that an Award should be granted to any person who is eligible to be granted an Award under Rule 2 (Eligibility):

(a)	as a Restricted Share Unit, Option, Share Appreciation Right, Restricted Share or Other Share-Based Award;

(b)	on the terms set out in the Plan;

(c)	in a form designed to take advantage of any beneficial tax provisions;

(d)	on such additional terms and Vesting Conditions as the Board may specify.

3.2	Method of grant

(a)	An Award shall be granted in writing between the Company and the Participant (an “Award Agreement”).

(b)	If an Award is an Option or Share Appreciation Right, the Board shall determine the Exercise Price (if any) on or before the Grant Date; provided that, with respect to an Option or Share Appreciation Right granted to a U.S. Participant, the Exercise Price shall be no less than the Market Value on the Grant Date.

3.3	Method of satisfying Awards

Unless specified to the contrary by the Board on the Grant Date, an Award granted may be satisfied:

(a)	by the issue of new Shares;

(b)	by the transfer of Treasury Shares;

(c)	by the transfer of Shares (other than the transfer of Treasury Shares); and/or

(d)	by way of a cash payment in an amount equal to the Market Value of the Shares subject to the Award in the case of a Restricted Share Unit or Other Share-Based Award and in an amount equal to the aggregate Market Value of the Shares subject to the Award less the aggregate Exercise Price in the case of an Option or Share Appreciation Right.

The Board may decide to change the way in which it is intended that an Award may be satisfied after it has been granted, having regard to the provisions of Rule 4 (Limits).

3.4	Timing of grant

Subject to Rule 3.5 (Approvals and consents), an Award may be granted at any time during the Plan Period.

3.5	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under any relevant share dealing code of the Company, or any UK or non-UK regulation or enactment.

3.6	Non-transferability and bankruptcy

An Award granted to any person shall lapse immediately if:

(a)	the Award is transferred, assigned, charged or otherwise disposed of (except on their death when it may be transmitted to their personal representatives); or

(b)	that person is declared bankrupt (unless the Board decides otherwise).

Notwithstanding the foregoing, the Board, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the Participant may transfer their Non-Qualified Options to their immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award and provided further that the transferee falls within the category of persons as defined in section 1166 of the Companies Act 2006. In no event may an Award be transferred by a Participant for value.

3.7	Additional Terms Applicable to Incentive Options

(a)	The Board may grant Incentive Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the U.S. Code, respectively, and any other entities the employees of which are eligible to receive Incentive Options under the U.S. Code. Each Incentive Option shall have an Exercise Price that is no less than the Market Value on the Option’s Grant Date, and the term of the Incentive Option will not exceed ten years; provided that if an Incentive Option is granted to a Ten Percent Shareholder, the Exercise Price will not be less than 110% of the Market Value on the Option’s Grant Date, and the term of the Option will not exceed five years.

(b)	All Incentive Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a change of Control) of Shares acquired under the Option made within (i) two years from the Grant Date or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized in such disposition or other transfer.

(c)	During a Participant’s lifetime, a Participant’s Incentive Options shall be exercisable only by the Participant, by the Participant’s legal representative or guardian in the event of the Participant’s incapacity (evidenced to the satisfaction of the Board) or the Participant’s personal representatives in the case of their death. No Options shall be sold, assigned, transferred or otherwise encumbered or disposed of by a Participant other than by will or by the laws of descent and distribution.

(d)	Neither the Company nor the Board will be liable to a Participant, or any other party, if an Incentive Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Option.

3.8	Other Share-Based Awards

Other Share Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future (whether based on specified Performance Conditions or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Share Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Subject to the provisions of the Plan, the Board will determine the terms and conditions of each Other Share Based Award, including any purchase price, Performance Condition, transfer restrictions, and Vesting Conditions, which will be set forth in the applicable Award Agreement.

4.	Limits

4.1	Subject to adjustment as provided in Rule 11, the aggregate number of Shares initially available for issuance under the Plan and the Vaccitech plc Non-Employee Sub-Plan (which is a sub-plan of the Plan and is attached hereto as Schedule 1) shall not exceed 3,675,680 Shares (the “Initial Limit”). Beginning in the 2022 calendar year, the total number of Shares available for issuance under the Plan shall be increased on January 1st of each year in an amount equal to the lesser of (i) 4% of the Company’s issued and outstanding Shares (which 4% limit shall be measured as of January 1st of such year) and (ii) such number of Shares as determined by the Board in its discretion (the “Annual Increase”). Shares underlying any replacement awards granted under Rule 10.3 (Exchange of Awards) and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines, appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder. Subject to such overall limitation, the maximum aggregate number of Shares that may be issued in the form of Incentive Options shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January thereafter by the lesser of the Annual Increase for such year or 147,027 shares of Stock, subject in all cases to adjustment as provided in Rule 11.

4.2	In determining the limit in Rule 4.1, Shares underlying any Awards under the Plan that lapse, are forfeited, cancelled, held back upon exercise of an Option or Share Appreciation Right or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan and, to the extent permitted under Section 422 of the U.S. Code and the regulations promulgated thereunder, the Shares that may be issued as Incentive Options.

4.3	Any Award granted to a Participant shall be limited and only take effect to the extent that it does not breach the limitation contained in Rule 4.1.

5.	Vesting of awards

5.1	Timing of Vesting

(a)	Subject to Rules 9 (Ceasing employment) and 10 (Takeovers and other corporate events), an Award (or part of an Award) shall Vest on the Vesting Date(s) of the Award, to the extent any conditions or terms applying to the Award pursuant to Rule 3.1(d) are satisfied at such date(e).

(b)	An Award (or any part of an Award) shall not Vest unless and until the Vesting of the Award, and (where relevant) the issue, transfer or sale of Shares on/or shortly after such Vesting would be lawful in all relevant jurisdictions and in compliance with any relevant share dealing code of the Company and any relevant United Kingdom or overseas regulation or enactment.

5.2	Consequences of Vesting

(a)	Restricted Share Units and Restricted Shares

On or as soon as reasonably practicable after the Vesting of a Restricted Share Unit (or part of an Award), the Board shall, subject to Rule 6.1 (Restrictions on release and exercise: regulatory and tax issues), release the Vested Shares subject to the Award (or part of an Award) and, in the case of a Restricted Share Unit, shall issue or transfer, or procure the transfer of, the Vested Shares to the Participant (or a nominee for them) in accordance with Rule 7 (Delivery of shares or cash equivalent);

(b)	Options and Share Appreciation Rights

(i)	An Option or Share Appreciation Right shall, subject to Rule 6.1 (Restrictions on release and exercise: regulatory and tax issues), be exercisable in respect of Vested Shares during the period commencing on the date on which the Option or Share Appreciation Right (or part thereof) Vests and ending on the tenth anniversary of the Grant Date, or such other shorter period as the Board shall determine on or before the Grant Date and set forth in the Award Agreement (the “Expiration Date”), subject to it lapsing earlier under Rule 9 (Ceasing employment) or Rule 10 (Takeovers and other corporate events).

(ii)	Following the Vesting of the Option or Share Appreciation Right (or part thereof) under and subject to Rule 6.1 (Restrictions on release and exercise: regulatory and tax issues) the Participant may exercise in respect of any Vested Shares using an exercise notice in the form prescribed by the Board. Such exercise notice shall be accompanied by:

(A)	In the case of an Option, a payment (which, for the avoidance of doubt, may include an undertaking to pay in a form acceptable to the Board or pursuant to one or more of the methods specified in the Award Agreement) for the aggregate Exercise Price payable;

(B)	unless the Participant has entered into arrangements pursuant to Rules 6.1(b), 6.1(c) and/or 6.2 (Release and exercise) below, a remittance (in cleared funds) of a payment equal to the Tax Liability; and

(C)	(where applicable) a valid election in accordance with Rule 6.1(d).

(iii)	If the Participant is restricted from exercise pursuant to Rule 6.1 (Restrictions on release and exercise: regulatory and tax issues) during the last 30 days of the period for exercise under 5.2(b)(i), the Board may extend the period of exercise for a limited period as determined appropriate to permit the Option to be exercised as soon as those restrictions are released; provided that the foregoing shall not apply to any Incentive Option, and shall only be permissible in the case of a U.S. Participant to the extent permitted under Section 409A.

6.	Release and exercise

6.1	Restrictions on release and exercise: regulatory and tax issues

Vested Shares shall not be released, nor shall any Option or Share Appreciation Right be exercisable in respect of any Vested Shares, unless and until the following conditions are satisfied:

(a)	the release or exercise in respect of the Vested Shares and (where relevant) the issue or transfer of Shares after such release or exercise would be lawful in all relevant jurisdictions and in compliance with any relevant share dealing code of the Company and any relevant United Kingdom or overseas regulation or enactment;

(b)	if on the Release Date or the Exercise Date, as relevant, in respect of Vested Shares, a Tax Liability would arise and the Board decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 6.3 (Payment of Tax Liability), then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Company will receive the amount of such Tax Liability no later than the date as of which such Tax Liability arises;

(c)	the Participant has entered into such arrangements as the Board requires (and where permitted in the relevant jurisdiction) to satisfy a Group Company’s liability to account for any employee and, if specified at the Grant Date, employer social security contributions (or their equivalent in any jurisdiction) in respect of the release or exercise in respect of the Vested Shares;

(d)	where the Board requires, the Participant has entered into, or has agreed to enter into (where applicable) a valid election under Chapter 2 of Part 7 of ITEPA and/or any applicable election (or similar requirement) in any jurisdiction other than the United Kingdom (in each case as required by the Board); and/or

(e)	that any relevant Vesting Condition or term applying to the Award (or part of an Award) under Rule 3.1 (Terms of grant) has been satisfied, or has been waived by the Board, in whole or in part.

6.2	Tax liability before release or exercise

(a)	If a Participant will, or is likely to, incur any Tax Liability before the release or exercise of any Vested Shares then that Participant must enter into arrangements acceptable to any relevant Group Company to ensure that such Group Company receives the amount of such Tax Liability.

(b)	If no such arrangement is made then the Participant shall be deemed to have authorised:

(i)	the Company to sell or procure the sale of sufficient of the Vested Shares subject to the Award on their behalf to ensure that the relevant Group Company receives the amount required to discharge the Tax Liability following which the Participant shall only be entitled to receive the net amount of Vested Shares remaining following such sale of Shares by the Company; and/or

(ii)	the Company or, if different, their employer, to deduct the amount of any Tax Liability from any payments of remuneration made to the Participant on or after the date on which the Tax Liability arose except that, in the case of National Insurance contributions, their employer may only withhold such amount as is permitted by the Social Security (Contributions) Regulations 2001 (SI 2001/1004).

(iii)	the Company to withhold from Shares to be issued pursuant to any Award a number of shares with an aggregate Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment.

For the purposes of this Rule 6.2, references to Group Company shall include any former Group Company.

6.3	Payment of Tax Liability on or following Vesting, release or exercise

The Participant authorises:

(a)	the Company to sell or procure the sale of sufficient Vested Shares, including by way of a mandatory sell-to-cover arrangement, whereby Shares are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due;

(b)	the Company or, if different, their employer, to deduct the amount of any Tax Liability from any payments of remuneration made to the Participant on or after the date on which the Tax Liability arose except that, in the case of National Insurance contributions, their employer may only withhold such amount as is permitted by the Social Security (Contributions) Regulations 2001 (SI 2001/1004); and/or

(c)	the Company to withhold from Shares to be issued pursuant to any Award a number of shares with an aggregate Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment, on or following the Release Date or Exercise Date, as relevant, on their behalf to ensure that any relevant Group Company or former Group Company receives the amount required to discharge any Tax Liability which arises, except to the extent that the Board decides that all or part the Tax Liability shall be funded in a different manner.

7.	Delivery of shares or cash equivalent

7.1	On or as soon as reasonably practicable after either the Release Date or the Exercise Date, as relevant, the Board shall, subject to Rule 6.1 (Restrictions on release: regulatory and tax issues) and any arrangement made under that Rule, Rule 6.2 (Tax liability before release or exercise) and/or Rule 6.3 (Payment of Tax Liability on or following Vesting, release or exercise), issue, transfer or procure the transfer of the relevant number of Vested Shares to the Participant (or a nominee for them).

7.2	Where an Award (or part of an Award) Vests and Vested Shares have not yet been allotted or transferred to the Participant (or their nominee), the Board may, subject to the prior consent of the Participant, determine that, in substitution for their right to acquire such number of Vested Shares as the Board may decide (but in full and final satisfaction of their right to acquire those Shares), they shall be paid by way of additional employment income an amount equal to the cash equivalent (as defined in Rule 7.4) of that number of Shares in accordance with the following provisions of this Rule 7.

7.3	Rule 7.1 shall not apply in relation to an Award granted to a Participant in any jurisdiction where the application or presence of Rule 7.1 would cause:

(a)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exemption; or

(b)	adverse tax or social security contribution consequences for the Participant or any Group Company as determined by the Board,

provided that this Rule 7.3 shall only apply if its application would prevent the occurrence of a consequence referred to in 7.3(a) or (b) above.

7.4	For the purpose of Rule 7.2, the cash equivalent of a Share is:

(a)	in the case of a Restricted Share Unit, the Market Value of a Share on the Vesting Date; and

(b)	in the case of an Option or Share Appreciation Right, the Market Value of a Share on the Exercise Date, less the Exercise Price (if any) in respect of that Share.

7.5	As soon as reasonably practicable after the Board has determined under Rule 7.2 that a Participant shall be paid an amount in substitution for their right to acquire any number of Vested Shares:

(a)	the Company shall pay to them or procure the payment to them of that sum in cash;

(b)	if they have already paid the Company for those Shares, the Company shall return to them the amount so paid by them; and

(c)	there shall be deducted from any payment under this Rule 7.5 such amounts (on account of any Tax Liability) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

7.6	In the case of a Restricted Share, such Share shall be issued upon the Grant Date, subject to forfeiture or right of repurchase in accordance with the Award Agreement.

8.	Lapse of awards

An Award shall lapse:

(a)	in accordance with the Rules; or

(b)	to the extent it does not Vest.

9.	Ceasing employment

9.1	Good leavers

(a)	If a Participant ceases to be a director or employee of a Group Company before the Release Date or the exercise of an Option or Share Appreciation Right, by reason of death or any other reason other than by reason of Misconduct, the Award may, to the extent it has not previously Vested, Vest and be released to the Participant (or in the case of an Option or Share Appreciation Right, shall become exercisable) to the extent determined by the Board, which may take into account such factors as it considers appropriate (including but not limited to) the proportion of the period that has elapsed between the Grant Date and date when the Award (or part of an Award) would have Vested, and the extent to which any conditions applying to the Award have been met (such as any Vesting Conditions).

(b)	Any part of the Award which remains Unvested as at the date of cessation of office or employment following application of this Rule 9.1 shall lapse immediately. In the case of a Restricted Share that is Unvested, such Restricted Share shall be repurchased or forfeited in accordance with the relevant Award Agreement.

9.2	Exercise of Options or Share Appreciation Rights

Where Rule 9.1 applies, the period of exercise for any Vested Shares under an Option or Share Appreciation Right under Rule 5.2(b)(i) (Consequences of Vesting: Options and Share Appreciation Rights) shall be reduced to 12 months from the date of cessation of office or employment (or such longer or shorter period of time set forth in an Award Agreement), but in no event later than the Expiration Date, and to the extent an Option or Share Appreciation Right is not exercised it shall lapse at the end of this period.

9.3	Cessation of office or employment for cause

If a Participant ceases to be a director or employee of a Group Company by reason of Misconduct, before (i) the Release Date of a Restricted Share Unit or (ii) the exercise of an Option or Share Appreciation Right, the Award, whether Vested or not, shall lapse immediately. Any Restricted Shares that have not Vested shall be forfeited or repurchased in accordance with the relevant Award Agreement.

9.4	Meaning of ceasing employment

(a)	A Participant shall not be treated for the purposes of this Rule 9 as ceasing to be a director or employee of a Group Company until such time as they are no longer a director or employee of any Group Company. If any Participant ceases to be such a director or employee before the Release Date or (see above) in circumstances where they retain a statutory right to return to work then they shall be treated as not having ceased to be such a director or employee until such time (if at all) as they cease to have such a right to return to work while not acting as an employee or director.

(b)	The reason for the termination of office or employment of a Participant shall be determined by the Board by reference to Rules 9.1 or 9.3 regardless of whether such termination was lawful or unlawful.

10.	Takeovers and other corporate events

10.1	General offers

If any person (or any group of persons acting in concert):

(a)	obtains Control of the Company as a result of making a general offer to acquire the whole of the issued share capital of the Company; or

(b)	obtains Control of the Company as a result of making a general offer to acquire all the shares in the Company which are of the same class as the Shares;

the Board shall, within seven days of becoming aware of that event, notify every Participant of it and subject to Rule 6.1 (Restrictions on release: regulatory and tax issues) and Rule 10.3 (Exchange of Awards), all Awards may, to the extent not previously Vested, Vest to the extent determined by the Board, which may take into account such factors as it considers appropriate (including but not limited to) the proportion of the period that has elapsed between the Grant Date and date when the Award (or part of an Award) would have Vested, and the extent to which any conditions applying to the Award have been met (such as any Vesting Conditions).

Unless determined otherwise by the Board, the date of the change of Control of the Company shall be the Vesting Date in respect of such Awards and (i) any Restricted Share Units or Restricted Shares may be released in respect of Vested Shares and (ii) any Options or Share Appreciation Rights may be exercised in respect of Vested Shares at any time within the period of one month from the Vesting Date and, if not so exercised during this period, shall cease to be exercisable at the expiration thereof and if not capable of being exchanged pursuant to Rule 10.3 shall lapse at the expiration thereof.

In addition to and/or in lieu of the foregoing, the Board may provide for the cancellation of any such Awards in exchange for either an amount of cash with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero (as determined by the Board in its discretion), then the Award may be terminated without payment. In addition, such payments under this provision may, in the Board’s discretion, be delayed to the same extent that payment of consideration to the holders of Ordinary Shares in connection with the change of Control is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

10.2	Schemes of arrangement and winding-up

In the event that:

(a)	a compromise or arrangement is sanctioned by the Court under section 899 of the Companies Act 2006 in connection with or for the purposes of a change in Control of the Company; or

(b)	the Company passes a resolution for a voluntary winding up of the Company; or

(c)	an order is made for the compulsory winding-up of the Company;

subject to Rule 6.1 (Restrictions on release: regulatory and tax issues) and Rule 10.3 (Exchange of Awards), all Awards may, to the extent not previously Vested, Vest to the extent determined by the Board, which may take into account such factors as it considers appropriate (including but not limited to) the proportion of the period that has elapsed between the Grant Date and date when the Award (or part of an Award) would have Vested, and the extent to which any conditions applying to the Award have been met (such as any Vesting Conditions).

Unless determined otherwise by the Board, the date of the relevant event shall be the Vesting Date in respect of such Awards and (i) any Restricted Share Units or Restricted Shares may be released in respect of Vested Shares and (ii) any Options or Share Appreciation Rights may be exercised in respect of Vested Shares at any time within the period of one month from the Vesting Date and, if not so exercised during this period, shall cease to be exercisable at the expiration thereof and if not capable of being exchanged pursuant to Rule 10.3 shall lapse at the expiration thereof.

In addition to and/or in lieu of the foregoing, the Board may provide for the cancellation of any such Awards in exchange for an amount of cash with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero (as determined by the Board in its discretion), then the Award may be terminated without payment. In addition, such payments under this provision may, in the Board’s discretion, be delayed to the same extent that payment of consideration to the holders of Ordinary Shares in connection with the change of Control is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

10.3	Exchange of Awards

(a)	If the Board considers that the purpose of the event referred to in Rules 10.1 or 10.2 is to establish a holding company of the Company with substantially the same shareholders (with the same proportionate shareholdings) as the shareholders of the Company immediately before the event, the Board may allow Awards to Vest or lapse on any basis they consider appropriate or to be exchanged in accordance with Rule 10.3(b).

(b)	If the Board considers that the circumstances described in Rule 10.3(a) apply, or in any other circumstances as determined by the Board in its absolute discretion then, subject to the approval of the acquiring company, the Board may allow Awards to be exchanged on terms determined by the Board for equivalent awards relating to shares in the acquiring company.

The Rules will apply to any new award granted under this Rule 10.3 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

11.	Adjustment of awards

11.1	General rule

In the event of:

(a)	any variation of the share capital of the Company; or

(b)	a demerger, special dividend or other similar event which affects the market price of Shares to a material extent,

the Board may make such adjustments as it considers appropriate under Rule 11.2 (Method of adjustment).

11.2	Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:

(a)	the number of Shares comprised in an Award;

(b)	subject to Rule 11.3 (Adjustment below nominal value), the Exercise Price;

(c)	where the Release Date or the date on which an Option or Share Appreciation Right becomes capable of exercise in accordance with Rule 5.2(b)(i) (Consequences of Vesting: Options and Share Appreciation Rights), has passed but no Shares have been transferred or allotted after such date, the number of Shares which may be so transferred or allotted; or

(d)	The share limits set forth in Rule 4.

Any adjustment with respect to Options or Share Appreciation Rights held by a U.S. Participant shall be made in a manner that complies with Section 424 of the U.S. Code (in the case of an Incentive Option) and Section 409A of the U.S. Code (in the case of a Nonqualified Option or Share Appreciation Right).

11.3	Adjustment below nominal value

An adjustment under this Rule 11 may reduce the price at which Shares may be subscribed for on the exercise of an Option or Share Appreciation Right to less than their nominal value, but only if and to the extent that the Board is authorised:

(a)	to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option or Share Appreciation Right is exercised and which are to be allotted exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up that amount on those Shares,

so that on the exercise of any Option or Share Appreciation Right in respect of which such a reduction has been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

12.	Amendments

12.1	General rule on amendments

Except as described in Rule 12.2 (Amendments to the disadvantage of Participants) the Board may at any time amend the Plan or the terms of any Award granted under it; provided that, to the extent required under the rules of NASDAQ or any other securities exchange or market system on which the Shares are listed or to the extent determined by the Board to be required by the U.S. Code to ensure that Incentive Options granted under the Plan are qualified under Section 422 of the U.S. Code, Plan amendments shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders.

12.2	Amendments to the disadvantage of Participants

No amendment to the material disadvantage of Participants (other than a change to any Performance Condition) shall be made under Rule 12.1 (General rule on amendments) unless:

(a)	the Board shall have invited every relevant Participant to indicate whether or not they approve the amendment; and

(b)	the amendment is approved by a majority of those Participants who have given such an indication.

12.3	Repricing

The Board is specifically authorized to exercise its discretion to reduce the Exercise Price of outstanding Options or Share Appreciation Rights or effect the repricing of such Awards through cancellation and re-grants.

13.	Miscellaneous

13.1	Employment

The rights and obligations of any individual under the terms of their office or employment with any Group Company shall not be affected by their participation in the Plan or any right which they may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of their office or employment for any reason whatsoever insofar as those rights arise or may arise from them ceasing to have rights under an Award as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award.

13.2	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Board shall be final and binding upon all persons.

13.3	Administration of Plan; Exercise of powers and discretions

The Board shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority: (i) to select employees to whom Awards may from time to time be granted; (ii) to determine the time or times of grant, and the extent, if any, of Options, Restricted Share Units, Share Appreciation Rights, Restricted Shares or Other Share-Based Awards, or any combination of the foregoing, granted to any one or more Participants; (iii) to determine the number of Shares to be covered by any Award; (iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and Participants, and to approve the forms of Award Agreements; (v) to accelerate at any time the exercisability or Vesting of all or any portion of any Award; (vi) subject to Section 409A, to extend at any time the period in which Options may be exercised; and (vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

The exercise of any power or discretion by the Board shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

In each case to the extent any applicable laws permit, the Board may delegate to one or more officers the authority to do one or both of the following (i) designate Employees who are not officers to be recipients of Awards and the terms of such Awards, and (ii) determine the number of Shares to be subject to such Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of Shares that may be subject to the Awards granted by such officer and that such officer may not grant an Award to themselves. Any such Awards will be granted on the form of Award Agreement most recently approved for use by the Board, unless otherwise provided in the resolutions approving the delegation authority.

13.4	Share rights

All Shares allotted under the Plan shall rank equally in all respects with Shares then in issue except for any rights attaching to such Shares by reference to a record date before the date of the allotment.

Where Vested Shares are transferred to Participants (or their nominee), Participants shall be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer.

13.5	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)	by personal delivery or by post, in the case of a company to its registered office, and in the case of an individual to their last known address, or, where they are a director or employee of a Group Company, either to their last known address or to the address of the place of business at which they perform the whole or substantially the whole of the duties of their office or employment;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Board determines.

13.6	Third parties.

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

13.7	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

13.8	Data protection

The Company or, if different, the Participant’s employer from time to time will collect, hold and process the Participant’s personal information for the purposes of the administration of their Awards in accordance with the employee privacy notice, which can be found on the Company’s internet. The Company will comply with all applicable requirements of the Data Protection Legislation. This rule is in addition to, and does not relieve, remove or replace the Company’s obligations under the Data Protection Legislation.

13.9	Overseas plans

The Board may at any time by resolution and without seeking shareholder approval establish further plans or sub-plans (outside the Plan) for overseas territories, governed by rules similar to these Rules but modified to take account of local tax, exchange control or securities laws, provided that any Shares made available under such further plans are treated as counting towards the limits in Rule 4 (Limits).

13.10	Governing law

The Plan and all Awards shall be governed by and construed in accordance with the laws of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute (including non-contractual disputes or claims).

13.11	Section 409A

This Rule 13.11 only applies U.S. Participants. Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A. With respect to any Restricted Share Units that are exempt from Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(4), settlement with respect to Vested Restricted Share Units shall occur no later than the date that is the 15th day of the third calendar month following the later of (i) the last day of the fiscal year in which the Vesting Date occurs or (ii) the last day of the calendar year in which the Vesting Date occurs.

schedule 1: Non-Employee SUB-Plan

This Schedule 1 to the Vaccitech plc Share Award Plan 2021 (the “Plan” and this Schedule being the “Non-Employee Sub-Plan”) is intended to be a separate plan which governs Awards granted to contractors and non-employee directors of any Group Company. Awards granted pursuant to this Non-Employee Sub-Plan are subject to all of the terms and conditions set forth in the Plan except as modified by the following terms and provisions which will replace and/or supplement certain terms and provisions of the Plan as indicated herein.

Capitalised terms used but not defined in this Non-Employee Sub-Plan are defined in the Plan, subject to the provisions set out below.

1.	Interpretation

References in the Plan to:

(a)	“employee” shall be replaced with references to the term “Service Provider”;

(b)	“employer” shall be replaced with references to the term “engaging company”; and

(c)	“employment” shall be replaced with references to “engagement”,

throughout the Non-Employee Sub-Plan.

2.	Eligibility

Rule 2 (Eligibility) shall be deleted and read as follows:

“An individual is eligible to be granted an Award if they are a worker (but not an employee), self-employed contractor or any director who is not an employee, in each case of a Participating Company; provided that any such worker or self-employed contractor shall only be eligible if such worker or self-employed contractor provides bona fide services to a Participating Company as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the U.S. Securities Act.”